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                                                                                                                     Exhibit 12.1

                                                          ILLINOVA CORPORATION
                                             STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                                              FIXED CHARGES

                                                                                      Twelve                             Nine
                                                                                    Months Ended                     Months Ended
                                                                                      September                       September
(Thousands of Dollars)                                                            1999          1999 **                  1999
                                                                             ----------------------------           --------------

Earnings Available for Fixed Charges:                                                  As Restated
Net Income (Loss)                                                            ($1,486,147)    ($1,486,147)              $91,070
    Add:
      Income Taxes:
         Current                                                                   2,045           2,045                19,196
         Deferred - Net                                                           48,481          48,481                64,300
      Allocated income taxes                                                     (26,886)        (26,886)              (26,547)
      Investment tax credit - deferred                                            (4,180)         (4,180)               (1,094)
      Income tax effect of CPS impairment                                     (1,143,252)     (1,143,252)                   -
      Equity earnings in subsidiaries                                            (17,778)        (17,778)               (6,921)
      Interest on long-term debt                                                 131,340         131,340               100,106
      Amortization of debt expense and
         premium-net, and other interest charges                                  46,837          46,837                41,344
      One-third of all rentals (Estimated to be
         representative of the interest component)                                 3,956           3,956                 2,703
      Interest on in-core fuel                                                     5,401           5,401                 4,424
      CPS Impairment                                                                  -        2,666,909                    -
                                                                             -----------    ------------             ---------
Earnings (loss) available for fixed charges                                  ($2,440,183)       $226,726              $288,581
                                                                             ===========    ============             =========

Fixed charges:
    Interest on long-term debt                                                  $131,340        $131,340               $63,375
    Amortization of debt expense and
      premium-net, and other interest charges                                     54,534          54,534                46,983
    One-third of all rentals (Estimated to be
      representative of the interest component)                                    3,956           3,956                 2,703
    Preferred stock dividend requirements                                         19,324          20,742                15,477
                                                                             -----------    ------------             ---------

Total Fixed Charges                                                             $209,154        $210,572              $128,538
                                                                             ===========    ============             =========

Ratio of earnings to fixed charges                                                  N/A *           1.08                  2.25
                                                                             ===========    ============             =========



  *  Earnings are inadequate to cover fixed charges.  Additional earnings (thousands)  $2,649,337 are required to attain a one-to-one ratio of Earnings to Fixed Charges.

 **  Supplemental ratio of earnings to fixed charges presented to exclude write-off related to Clinton Impairment.

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